News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

FOURTH QUARTER AND FULL YEAR LOSS

HOUSTON, January 16, 2002 -- Continental Airlines (NYSE: CAL) today reported a fourth quarter net loss of $149 million ($2.58 diluted loss per share). The fourth quarter results include a grant of $174 million ($110 million after tax) pursuant to the Air Transportation Safety and System Stabilization Act and $61 million ($39 million after tax) of fleet impairment and other charges. Excluding the grant and special items, Continental would have reported a fourth quarter net loss of $220 million ($3.81 diluted loss per share) that compares favorably to the First Call estimate of $4.49 loss per share.

Continental's net loss for the full year was $95 million ($1.72 diluted loss per share), including the Stabilization Act grant of $417 million ($263 million after tax) and special charges totaling $146 million ($92 million after tax). Excluding the grant and special items, the pre-tax loss for the year would have been $385 million and the net loss for the year would have been $266 million ($4.79 diluted loss per share).

"Our employees have once again demonstrated that adversity often brings out the best in each of us," said Gordon Bethune, Continental Airlines' chairman and chief executive officer. "Their strength and professionalism have sparked our steady recovery and will ensure our long term success.

"We owe the Administration and Congress our sincere appreciation for their timely assistance," Bethune added. "The airline industry as a whole would not have survived without their help."

Fourth quarter passenger revenue was $1.6 billion, down 28.4 percent from the same period last year. Capacity declined 14.9 percent while revenue passenger miles declined 16.8 percent, resulting in a year-over-year decrease in fourth quarter load factor of 1.5 points to 70.1 percent. Period to period comparisons of passenger revenue, revenue per available seat mile (RASM) and available seat miles (ASMs) by geographic region are shown below:

Increase (Decrease) in Fourth Quarter 2001 vs. Fourth Quarter 2000 Results

Passenger Revenue RASM ASMs

Domestic (30.8)% (19.3)% (14.2)%

Latin America (20.5)% (6.3)% (15.2)%

Transatlantic (34.4)% (17.8)% (20.2)%

Pacific (33.7)% (27.8)% (8.2)%

Total Jet Operations (30.3)% (18.1)% (14.9)%

While RASM remains weak, it continues to improve from the lows following Sept. 11, declining 18.1 percent in the fourth quarter year-over-year. Period to period comparisons of load factor, yield, passenger revenue, RASM and ASMs from mainline jet operations are shown below:

Increase (Decrease) in 2001 vs. 2000 Results

Jan. -

Aug. Sept. Oct. Nov. Dec.

Load Factor (1.7) pts (11.0) pts (4.9) pts (1.3) pts 1.3 pts

Yield (2.3)% (12.3)% (17.2)% (15.5)% (15.9)%

Passenger Revenue 0.3% (39.4)% (36.1)% (29.7)% (24.8)%

RASM (4.6)% (25.6)% (22.9)% (17.0)% (14.3)%

ASMs 5.1% (18.6)% (17.1)% (15.2)% (12.3)%

ExpressJet Airlines, a wholly owned subsidiary of Continental Airlines doing business as Continental Express, grew its capacity by 5.4 percent during the quarter as compared to the fourth quarter of 2000. Revenue passenger miles generated on Continental Express were up 7.3 percent, resulting in a 1.1 point year-over-year increase in load factor to 62.7 percent for the fourth quarter.

Last summer, Continental filed with the SEC for an initial public offering of Continental Express, but decided to postpone the offering after Sept. 11 to allow the financial markets to stabilize and permit the airline industry to begin its recovery from the events of Sept. 11. While the structure and terms of the offering will be revised and its timing remains uncertain, Continental intends to continue pursuing its strategy of separating the ownership of Continental and Continental Express.

Fourth Quarter Operational Performance

Throughout the year, Continental continued to lead the major carriers in on-time performance and reliability, with fourth quarter operating results among the best in the industry. The carrier's on-time arrival rate for the fourth quarter was 85.8 percent and the completion factor was 99.6 percent. For 2001, Continental's on-time arrival rate, which counts cancelled flights as delayed, was 80.7 percent and its completion factor was 97.6 percent. Excluding cancellations due to the events of Sept. 11 and subsequent schedule reductions, the 2001 on-time arrival rate was 82.2 percent and the completion factor was 99.2 percent.

Unlike other carriers, Continental maintained meal service and other amenities on its flights, such as inflight entertainment, blankets, pillows and magazines. Also, the airline continued to operate all of its President Clubs and off-airport ticketing facilities after Sept. 11.

"During the fourth quarter, we continued to distance ourselves from the competition by maintaining a high quality product and superior customer service," said Larry Kellner, president of Continental Airlines. "Our positive trends in passenger traffic and revenue reflect the market's endorsement of our strategy."

In response to more stringent security screening, Continental was well ahead of the competition in expediting the check-in process by significantly increasing the number of security checkpoints at all three of its domestic hubs, and by augmenting its security force by recalling employees. In addition, the carrier increased its extensive network of automated check-in kiosks to 607 eService Centers in 92 airports throughout the United States. In December, Continental recorded its highest volume of customer check-ins through its eService Centers since implementing the service in 1995.

Continental also announced a code share agreement with KLM Royal Dutch Airlines that will benefit both carriers' frequent flyers.

In December, Continental Airlines opened its all-new concourse at Newark International Airport as the crown jewel of $1.4 billion in improvements to the New York area's premier airport and only airline hub. The opening of the new concourse followed the recent inauguration of direct train service that enables customers to travel between mid-town Manhattan and Newark airport in approximately 20 traffic-free minutes for about one-fourth of the average cab fare.

Fourth Quarter Financial Results

Continental's cost per available seat mile (CASM) in the fourth quarter, excluding the Stabilization Act grant and special charges, was 0.3 percent lower (4.4 percent higher holding fuel rate constant) over the same period last year. For the full year 2001, CASM, excluding the grant and special items, and holding fuel rate constant, was flat year-over-year as the company maintained its focus on successfully managing costs.

"In a business where the winners and losers are decided by the smallest of margins, our industry leading operational performance has again resulted in excellent cost control despite the large capacity reductions resulting from the events of Sept. 11," said Jeff Misner, Continental's senior vice president and chief financial officer.

During the quarter the company sold 7,751,000 shares of Class B common stock, which includes the underwriter's full exercise of its overallotment option, at a price of $22.50 per share. Net proceeds to the company totaled $172 million. Continental and its subsidiaries also received $354 million in cash under the Stabilization Act during 2001, and anticipate receiving approximately $63 million more in the first quarter of 2002.

The company ended the quarter with $1.13 billion in cash and short-term investments, making this the sixth straight year Continental has exceeded its $1 billion cash balance target.

During the fourth quarter, the company took delivery of its first two Boeing 757-300 aircraft, a stretched version of the 757-200 with 27 more seats and nearly 40 percent more available cargo volume. As Continental moves toward operating three mainline fleet types -- 777, 767/757 and the 737 -- the airline increases its efficiency with reduced fuel consumption, flexibility in scheduling, efficiency in training and spare parts inventory commonality. The airline obtained financing for these aircraft, along with other aircraft delivered to Continental since Sept. 11, earlier in 2001. Continental is in discussions with Boeing concerning the deferral of some of its firm order aircraft, which are scheduled to be delivered between 2002 and 2005. ExpressJet took delivery of 11 Embraer regional jets in the fourth quarter.

As previously announced, Continental recorded $39 million ($61 million before tax) of special charges in the fourth quarter associated primarily with the impairment of various owned aircraft and spare engines.

2001 Achievements

Continental achieved outstanding operating performance in 2001 and continued to be recognized for superior customer service and excellent employee relations among carriers in the industry.

  Continental Airlines was again named 'Airline of the Year' by the aviation industry's leading monthly trade publication, Air Transport World. As recipient of the same honor in 1996, Continental is the first airline to receive the coveted 'Airline of the Year' distinction twice in five years.
  For the third consecutive year, Continental was named to Fortune magazine's "100 Best Companies to Work For" list.
  Despite the impact of a major, record-setting flood at its Houston hub due to Tropical Storm Allison and the extraordinary events following the Sept. 11 terrorist attacks, Continental Airlines maintained excellent on-time performance and completion factor in 2001, paying employee on-time bonuses 11 out of 12 months while completing 32 days without a single flight cancellation.
  The airline successfully opened the centerpiece of its Global Gateway project, a new, 19 gate, state-of-the-art terminal, related roadway expansion and baggage improvements at Newark International Airport.
  Continental achieved domestic length-of-haul adjusted RASM premiums to the industry, averaging 112.6 percent of the industry, which is 0.9 points higher than 2000 and 4.4 points higher than 1999.
  During 2001, Continental took delivery of 36 new Boeing and 41 Embraer regional jets, and continues to offer its customers the youngest jet fleet in the industry with an average age of 5.2 years.
  Continental strengthened its position as the industry leader in interline eTicketing, with United Airlines joining the growing list of already successful interline eTicketing agreements Continental enjoys with Northwest and America West airlines.
  The number of customers using Continental's eService Centers has nearly doubled in 2001. In airports where kiosks are available, self-check-in is fast becoming the preferred method of check-in among eTicket customers, with usage rates exceeding 40 percent.
  According to Condé Nast Traveler magazine's fourth annual survey of business travelers, Continental's premium BusinessFirst service rated highest among all U.S. carriers for transatlantic and transpacific flights. On domestic trips, Continental's first class service received the highest ranking among the major carriers and rated the greatest "value for cost."

Corporate Background

Continental Airlines is the fifth largest airline in the U.S., offering more than 2,000 departures daily to 126 domestic and 89 international destinations. Operating hubs in New York, Houston, Cleveland and Guam, Continental serves more international cities than any other U.S. carrier, including extensive service throughout the Americas, Europe and Asia. For more information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community at 9:30 a.m. CST/10:30 a.m. EST. To listen to a live broadcast of this briefing via the internet, go to continental.com/corporate.

This press release may contain forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in the Company's 2000 10-K and its other securities filings, which identify important matters such as the Company's high leverage and significant financing needs, terrorist attacks, the Company's historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars)
	Three Months Ended December 31, 2001	Three Months Ended December 31, 2000	% Increase/ (Decrease)

Operating Revenue:
Passenger	$1,631	$2,278	(28.4)%
Cargo, mail and other	107	151	(29.1)%
	1,738	2,429	(28.4)%

Operating Expenses:
Wages, salaries and related costs	684	736	(7.1)%
Aircraft rentals	236	213	10.8%
Aircraft fuel	213	392	(45.7)%
Landing fees and other rentals	148	132	12.1%
Depreciation and amortization	131	107	22.4%
Maintenance, materials and repairs	104	149	(30.2)%
Reservations and sales	87	103	(15.5)%
Passenger servicing	71	89	(20.2)%
Commissions	57	114	(50.0)%
Other	277	277	-
Fleet impairment losses	61	-	NM
Stabilization Act grant	(174)	-	NM
	1,895	2,312	(18.0)%

Operating Income/(Loss)	(157)	117	NM

Nonoperating Income (Expense):
Net interest expense	(56)	(27)	107.4%
Other, net	(14)	(16)	(12.5)%
	(70)	(43)	62.8%

Income (Loss) before Income Taxes	(227)	74	NM
Income Tax (Provision)/Benefit	80	(29)	NM
Distributions on Preferred Securities of Trust, net of tax	(2)	(1)	NM
Net Income (Loss)	$ (149)	$ 44	NM

Note: The Company recorded $61 million of special charges during the fourth quarter of 2001. Results for the three months ended December 31, 2000, include a $9 million one-time gain for the sale of the Company's investment in America West.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars)
	Year Ended December 31, 2001	Year Ended December 31, 2000	% Increase/ (Decrease)

Operating Revenue:
Passenger	$8,457	$9,308	(9.1)%
Cargo, mail and other	512	591	(13.4)%
	8,969	9,899	(9.4)%

Operating Expenses:
Wages, salaries and related costs	3,021	2,875	5.1%
Aircraft rentals	903	844	7.0%
Aircraft fuel	1,229	1,393	(11.8)%
Landing fees and other rentals	581	532	9.2%
Depreciation and amortization	467	402	16.2%
Maintenance, materials and repairs	568	646	(12.1)%
Reservations and sales	445	455	(2.2)%
Passenger servicing	347	362	(4.1)%
Commissions	364	526	(30.8)%
Other	1,193	1,135	5.1%
Fleet impairment, severance and other special charges	124	-	NM
Stabilization Act grant	(417)	-	NM
	8,825	9,170	(3.8)%

Operating Income	144	729	(80.2)%

Nonoperating Income (Expense):
Interest expense	(193)	(107)	80.4%
Other, net	(65)	(51)	27.5%
	(258)	(158)	63.3%

Income (Loss) before Income Taxes and Extraordinary Charge	(114)	571	NM
Income Tax (Provision)/Benefit	29	(222)	NM
Distributions on Preferred Securities of Trust, net of tax	(10)	(1)	NM
Income (Loss) before Extraordinary Charge	(95)	348	NM
Extraordinary Charge, net of tax	-	(6)	NM
Net Income (Loss)	$ (95)	$ 342	NM

Note: The Company recorded $146 million of special charges during 2001. The $124 million of special charges consists of $61 million of fleet impairment losses, $29 million of costs associated with furloughs and company offered leaves, $17 million of costs for environmental remediation expenses and $17 million of costs associated with the closure and nonutilization of certain facilities and for certain uncollectible receivables. Nonoperating expenses include $22 million of special charges related to the impairment of investments in certain affiliates and the uncollectibility of related notes receivable. Results for the year ended December 31, 2000, include a $9 million one-time gain for the sale of the Company's investment in America West and a $6 million, net of tax, extraordinary charge for early debt repayment.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS (jet operations only) (a)

	Three Months Ended December 31,		% Increase/
	2001	2000	(Decrease)

Revenue passengers (thousands)	9,508	11,456	(17.0)%
Revenue passenger miles (millions)	12,767	15,339	(16.8)%
Available seat miles (millions)	18,220	21,409	(14.9)%
Cargo ton miles (millions)	202	283	(28.6)%
Passenger load factor:
System	70.1%	71.6%	(1.5) pts.
Domestic	72.8%	72.2%	0.6 pts.
International	65.3%	70.7%	(5.4) pts.
Breakeven passenger load factor (b) (c) (d)	89.5%	66.7%	22.8 pts.
Passenger revenue per available seat mile	7.89 cents	9.63 cents	(18.1)%
Total revenue per available seat mile	8.71 cents	10.50 cents	(17.0)%
Cost per available seat mile (c)	9.69 cents	9.72 cents	(0.3)%
Cost per available seat mile, holding fuel rate constant (c)	10.15 cents	9.72 cents	4.4%
Average yield per revenue passenger mile	11.25 cents	13.44 cents	(16.3)%
Average price per gallon of fuel, excluding fuel taxes	64.59 cents	96.35 cents	(33.0)%
Average price per gallon of fuel, including fuel taxes	68.65 cents	100.96 cents	(32.0)%
Fuel gallons consumed (millions)	295	374	(21.1)%
Actual aircraft in fleet at end of period	352	371	(5.1)%
Average stage length	1,175	1,162	1.1%

  Excludes regional jets operated by Continental Express.

  The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonrecurring charges and other special items.

  2001 excludes $61 million of fleet impairment losses and the $174 million Stabilization Act grant.

  2000 excludes a $9 million one-time gain for the sale of the Company's investment in America West.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS (jet operations only) (a)

	Year Ended December 31,		% Increase/
	2001	2000	(Decrease)

Revenue Passengers (thousands)	44,238	46,896	(5.7)%
Revenue passenger miles (millions)	61,140	64,161	(4.7)%
Available seat miles (millions)	84,485	86,100	(1.9)%
Cargo ton miles (millions)	917	1,096	(16.3)%
Passenger load factor:
System	72.4%	74.5%	(2.1) pts. s
Domestic	72.6%	73.9%	(1.3) pts.
International	72.0%	75.5%	(3.5) pts.
Breakeven passenger load factor (b) (c) (d)	74.9%	67.6%	7.3 pts.
Passenger revenue per available seat mile	8.98 cents	9.84 cents	(8.7)%
Total revenue per available seat mile	9.78 cents	10.67 cents	(8.3)%
Cost per available seat mile (c)	9.58 cents	9.68 cents	(1.0)%
Cost per available seat mile, holding fuel rate constant (c)	9.66 cents	9.68 cents	(0.2)%
Average yield per revenue passenger mile	12.42 cents	13.20 cents	(5.9)%
Average price per gallon of fuel, excluding fuel taxes	78.32 cents	84.21 cents	(7.0)%
Average price per gallon of fuel, including fuel taxes	82.57 cents	88.54 cents	(6.7)%
Fuel gallons consumed (millions)	1,424	1,537	(7.4)%
Actual aircraft in fleet at end of period	352	371	(5.1)%
Average stage length	1,185	1,159	2.2%

  Excludes regional jets operated by Continental Express.

  The percentage of seats that must be occupied by revenue passengers in order for the airline to break even on an income before income taxes basis, excluding nonrecurring charges and other special items.

  2001 excludes $146 of million fleet impairment, severance and other special charges and the $417 million Stabilization Act grant.

  2000 excludes a $9 million one-time gain for the sale of the Company's investment in America West.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

EARNINGS PER SHARE

(In millions, except per share data)
	Three Months Ended December 31, 2001	Three Months Ended December 31, 2000

Earnings (Loss) per Common Share	$ (2.58)	$ 0.74

Earnings (Loss)per Common Share Assuming Dilution	$ (2.58)	$ 0.70

Earnings (Loss) per Common Share Assuming Dilution Adjusted for the Stabilization Act grant and special charges (see Note below)	$ (3.81)	$ 0.61

Shares used for Computation:
Basic	57.8	58.9
Diluted	57.8	63.8

	Year Ended December 31, 2001	Year Ended December 31, 2000

Earnings (Loss) per Common Share:
Income (Loss) Before Extraordinary Charge	$(1.72)	$ 5.71
Extraordinary Charge	-	(0.09)
Net Income (Loss)	$(1.72)	$ 5.62

Earnings (Loss) per Common Share Assuming Dilution:
Income (Loss) Before Extraordinary Charge	$(1.72)	$ 5.54
Extraordinary Charge	-	(0.09)
Net Income (Loss)	$(1.72)	$ 5.45

Earnings (Loss) per Common Share Assuming Dilution Adjusted for the Stabilization Act grant and special charges (see Note below)	$(4.79)	$ 5.45

Shares used for Computation:
Basic	55.5	60.7
Diluted	55.5	62.8

Note: Results for the three months ended December 31, 2001 exclude $61 million ($39 million after tax) of fleet impairment losses and the $174 million ($110 million after tax) Stabilization Act grant. Results for the three months ended December 31, 2000 exclude a $9 million one-time gain ($6 million net of tax) for the sale of the Company's investment in America West. Results for the year ended December 31, 2001 exclude $146 million ($92 million after tax) of fleet impairment, severance and other special charges and the $417 million ($263 million after tax) Stabilization Act grant. Results for the year ended December 31, 2000, exclude a $9 million one-time gain ($6 million net of tax) for the sale of the Company's investment in America West and a $6 million, net of tax, extraordinary charge for early debt repayment.